Exhibit 4(b)

AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION

THIS AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION (“Agreement”) is made as of May 1, 2020, between EQ ADVISORS TRUST, a Delaware statutory trust (“EQAT”), on behalf of EQ/All Asset Growth Allocation Portfolio (formerly known as All Asset Growth - Alt 20 Portfolio) and 1290 VT SmartBeta Equity Portfolio, each a segregated portfolio of assets (“series”) thereof (each, an “Acquiring Portfolio”), and EQ/Templeton Global Equity Managed Volatility Portfolio, also a series thereof (a “Target”), and EQ PREMIER VIP TRUST (formerly known as AXA Premier VIP Trust), also a Delaware statutory trust (“VIP”), on behalf of EQ/Conservative Allocation Portfolio, a series thereof (also, an “Acquiring Portfolio”), and CharterSM Conservative Portfolio, CharterSM Aggressive Growth Portfolio, CharterSM Growth Portfolio, CharterSM Moderate Growth Portfolio and CharterSM Moderate Portfolio, each a series thereof (each, also a “Target”). (Each Target and Acquiring Portfolio is sometimes referred to herein as a “Portfolio,” each of EQAT and VIP is sometimes referred to herein as an “Investment Company,” the Investment Company of which a Target is a series is sometimes referred to herein as a “Target Investment Company”, and the Investment Company of which an Acquiring Portfolio is a series is sometimes referred to herein as an “Acquiring Portfolio Investment Company.”) Notwithstanding anything to the contrary contained herein, (1) all agreements, covenants, representations, warranties, actions, and obligations (collectively, “Obligations”) of and by each Portfolio, and of and by each Investment Company, as applicable, on its behalf, contained herein shall be deemed to be the Obligations of that Portfolio only, (2) all rights and benefits created hereunder in favor of a Portfolio shall inure to and be enforceable by the Investment Company of which that Portfolio is a series on that Portfolio’s behalf, and (3) in no event shall any other series of an Investment Company or the assets thereof be held liable with respect to the breach or other default by an obligated Portfolio or Investment Company of its Obligations set forth herein.

Each Investment Company currently sells voting shares of beneficial interest in its Portfolios, $0.001 par value per share (“shares”), to (1) separate accounts of AXA Equitable Life Insurance Company (“AXA Equitable”), AXA Life and Annuity Company (in the case of EQAT), or other affiliated or unaffiliated insurance companies (“Separate Accounts”) in connection with certain variable annuity certificates and contracts and variable life insurance policies (collectively, “Contracts”) issued thereby and (2) The AXA Equitable 401(k) Plan. Shares in each Portfolio also may be sold to (3) other tax-qualified retirement plans and (4) other investors eligible under applicable regulations under the Internal Revenue Code of 1986, as amended (“Code”) (“Regulations”). Class K shares of EQAT and certain series of VIP not involved in the transactions contemplated hereby are sold only to other series thereof and certain group annuity and retirement plans. The Portfolios are underlying investment options for the Separate Accounts to fund Contracts. Under applicable law, the assets of all the Separate Accounts (i.e., the shares in the Portfolios) are the property of AXA Equitable, which is the owner of record of those shares, and are held for the benefit of the Contract holders.

The Investment Companies wish to effect six separate reorganizations, each consisting of (1) the transfer of all of a Target’s assets to the Acquiring Portfolio listed on Schedule A to this Agreement (“Schedule A”) opposite its name (“corresponding Acquiring Portfolio”) in exchange for shares in that Acquiring Portfolio and that Acquiring Portfolio’s assumption of all of that Target’s liabilities, (2) the distribution of those shares pro rata to that Target’s shareholders in exchange for their shares therein and in complete liquidation thereof (for federal tax purposes), and (3) that Target’s termination as a series of the relevant Target Investment Company, all on the terms and conditions set forth herein (all the foregoing transactions involving each Target and its corresponding Acquiring Portfolio being referred to herein collectively as a “Reorganization”). The consummation of one Reorganization is not contingent on the consummation of any other Reorganization. (For convenience, the balance hereof — except the paragraph below describing the Portfolios’ share classes, paragraphs that mention a “VIP Reorganization”, a “VIP-EQAT Reorganization” or an “EQAT Reorganization”, and paragraphs 1.3, 3.1 and 7.2 — refers only to a single Reorganization, one Target, and one Acquiring Portfolio, but the terms and conditions hereof shall apply separately to each Reorganization and the Portfolios participating therein.)

Each Investment Company’s board of trustees (each, a “Board”), in each case including a majority of its members who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of either Investment Company, (1) has duly approved this Agreement and the transactions contemplated hereby and has duly authorized its performance hereof on its Portfolio’s behalf and consummation of the Reorganization by all necessary Board action and (2) has determined that participation in the Reorganization is in the best interests of its Portfolio and that the interests of the existing shareholders thereof will not be diluted as a result of the Reorganization.

Each Target that is a series of VIP offers a single class of shares, designated Class B (“Class B Target Shares”); and the Target that is a series of EQAT offers three classes of shares, designated Class IA, Class IB and Class K shares (“Class IA Target Shares,” “Class IB Target Shares” and “Class K Target Shares,” respectively, and, together with Class B Target Shares, “Target Shares”). The Acquiring Portfolio that is a series of VIP also offers Class B Shares (“Class B Acquiring Portfolio Shares”), and each Acquiring Portfolio that is a series of EQAT also offers Class IB and Class K shares (“Class IB Acquiring Portfolio Shares” and “Class K Acquiring Portfolio Shares,” respectively, and collectively with Class B Acquiring Portfolio Shares, “Acquiring Portfolio Shares”); although the Acquiring Portfolio named EQ/All Asset Growth Allocation Portfolio (formerly known as All Asset Growth - Alt 20 Portfolio) also offers a third class of shares, designated Class IA shares, and the Acquiring Portfolio named EQ/Conservative Allocation Portfolio also offers two additional classes of shares, designated Class A shares and Class K shares, those shares are not involved in the Reorganizations and are not included in the term “Acquiring Portfolio Shares.” The Portfolios’ similarly designated classes of shares have identical characteristics, rights, and preferences.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.	PLAN OF REORGANIZATION AND TERMINATION

1.1.    Subject to the requisite approval of Target’s shareholders and the terms and conditions set forth herein, Target shall assign, sell, convey, transfer, and deliver all of its assets described in paragraph 1.2 (“Assets”) to Acquiring Portfolio. In exchange therefor, Acquiring Portfolio shall —

(a)    issue and deliver to Target the number of full and fractional (all references herein to “fractional” shares meaning fractions rounded to the eighth decimal place)

(1) in the case of each Reorganization involving a Target that is a series of EQAT (i.e., the Reorganization involving the Portfolios listed on the first line of Schedule A) (each, an “EQAT Reorganization”), (i) Class IB Acquiring Portfolio Shares determined by dividing Target’s net value (computed as set forth in paragraph 2.1) (“Target Value”) attributable to the Class IA Target Shares or Class IB Target Shares, respectively, by the net asset value (computed as set forth in paragraph 2.2) (“NAV”) of a Class IB Acquiring Portfolio Share and (ii) Class K Acquiring Portfolio Shares determined by dividing the Target Value attributable to the Class K Target Shares by the NAV of a Class K Acquiring Portfolio Share (as more fully described on Schedule A), and

(2) in the case of each Reorganization involving a Target that is a series of VIP and an Acquiring Portfolio that is a series of EQAT (i.e., the Reorganizations involving the Portfolios listed on the lines two through five of Schedule A) (each, a “VIP-EQAT Reorganization”), Class IB Acquiring Portfolio Shares determined by dividing the Target Value by the NAV of a Class IB Acquiring Portfolio Share, and

(3) in the case of the Reorganization involving a Target that is a series of VIP and an Acquiring Portfolio that is a series of VIP (i.e., the Reorganization involving the Portfolios listed on the sixth line of Schedule A) (a “VIP Reorganization”), Class B Acquiring Portfolio Shares determined by dividing the Target Value by the NAV of a Class B Acquiring Portfolio Share, and

(b) assume all of Target’s liabilities described in paragraph 1.3 (“Liabilities”).

Those transactions shall take place at the Closing (as defined in paragraph 3.1).

1.2.    The Assets shall consist of all assets and property of every kind and nature — including all cash, cash equivalents, securities, commodities, futures interests, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, goodwill, and books and records — Target owns at the Valuation Time (as defined in paragraph 2.1) and any deferred and prepaid expenses shown as assets on Target’s books at that time; and Target has no unamortized or unpaid organizational fees or expenses that, in the case of each VIP-EQAT Reorganization, have not previously been disclosed in writing to EQAT.

1.3.    The Liabilities shall consist of all of Target’s liabilities, debts, obligations, and duties of whatever kind or nature existing at the Valuation Time, whether absolute, accrued,

contingent, or otherwise, whether known or unknown, whether or not arising in the ordinary course of business, whether or not determinable at the Effective Time (as defined in paragraph 3.1), and whether or not specifically referred to herein, except expenses borne by another Target pursuant to paragraph 7.2. Notwithstanding the foregoing, Target shall use its best efforts to discharge all its known liabilities, debts, obligations, and duties before the Effective Time.

1.4.    If the dividends and/or other distributions Target has paid through the Effective Time for its current taxable year do not equal or exceed the sum of its (a) “investment company taxable income” (within the meaning of section 852(b)(2)) (all “section” references are to the Code, unless otherwise noted), computed without regard to any deduction for dividends paid, plus (b) “net capital gain” (as defined in section 1222(11)), after reduction by any capital loss carryovers, for that year through that time (including any such gain realized and recognized pursuant to the transactions comprising the Reorganization), then at or as soon as practicable before that time, Target shall declare and pay to its shareholders of record one or more dividends and/or other distributions so that it will have distributed substantially all of that income and gain — and in no event less than the sum of 98% of its “ordinary income” plus 98.2% of its “capital gain net income,” as those terms are defined in section 4982(e)(1) and (2), respectively — for all federal income and excise tax periods ending at or before the Effective Time, and treating its current taxable year as ending at that time, such that Target will have no tax liability under sections 852 or 4982 for the current and any prior tax periods.

1.5.    At the Effective Time (or as soon thereafter as is reasonably practicable), Target shall distribute the Acquiring Portfolio Shares it receives pursuant to paragraph 1.1(a) to the Separate Accounts for which AXA Equitable holds Target Shares of record at the Effective Time (each, a “Shareholder”), in proportion to their Target Shares then so held and in constructive exchange therefor, and shall completely liquidate (which shall be treated as a complete liquidation of Target for federal tax purposes, within the meaning of section 1.368-2(m)(1)(iv) of the Regulations). That distribution shall be accomplished by Acquiring Portfolio Investment Company’s transfer agent’s opening accounts on Acquiring Portfolio’s shareholder records in the names of the Shareholders (except Shareholders in whose names accounts thereon already exist) and transferring those Acquiring Portfolio Shares to those newly opened and existing accounts. Pursuant to that transfer, each Shareholder’s account shall be credited with the respective pro rata number of full and fractional Acquiring Portfolio Shares due that Shareholder, by class (i.e., the account for each Shareholder that holds Class B Target Shares shall be credited with the respective pro rata number of full and fractional Class B Acquiring Portfolio Shares or Class IB Acquiring Portfolio Shares, as applicable, due that Shareholder, the account for each Shareholder that holds Class IA Target Shares or Class IB Target Shares, as applicable, shall be credited with the respective pro rata number of full and fractional Class IB Acquiring Portfolio Shares due that Shareholder, and the account for each Shareholder that holds Class K Target Shares shall be credited with the respective pro rata number of full and fractional Class K Acquiring Portfolio Shares due that Shareholder). The aggregate NAV of Acquiring Portfolio Shares of each class to be so credited to each Shareholder’s account shall equal the aggregate NAV of the Target Shares of the corresponding class that Shareholder holds at the Effective Time. All issued and outstanding Target Shares, including any represented by certificates, shall simultaneously be canceled on Target’s shareholder records. Acquiring Portfolio Investment Company shall not issue certificates representing the Acquiring Portfolio Shares issued in connection with the Reorganization.

1.6.    Any transfer taxes payable on issuance and transfer of Acquiring Portfolio Shares in a name other than that of the registered holder on Target’s shareholder records of the Target Shares actually or constructively exchanged therefor shall be paid by the transferee thereof, as a condition of that issuance and transfer.

1.7.    After the Effective Time, Target shall not conduct any business except in connection with its termination. As soon as reasonably practicable after distribution of the Acquiring Portfolio Shares pursuant to paragraph 1.5 — as provided there, on making that distribution Target’s liquidation shall be complete for federal tax purposes — (a) Target shall be terminated as a series of the Target Investment Company and (b) the Target Investment Company shall make all filings and take all other actions in connection therewith necessary and proper to effect that termination.

1.8.    Any reporting responsibility of Target to a public authority, including the responsibility for filing regulatory reports, tax returns, and other documents with the Securities and Exchange Commission (“Commission”), any state securities commission, any federal, state, and local tax authorities, and any other relevant regulatory authority, is and shall remain its responsibility up to and including the date on which it is terminated. In furtherance of the foregoing, after the Effective Time, except as otherwise agreed to by the Investment Companies, the Target Investment Company shall prepare, or shall cause its agents to prepare, any federal, state, and local tax returns required to be filed by it with respect to Target’s final taxable year ending with its complete liquidation and for any prior periods or taxable years and shall cause those tax returns to be duly filed with the appropriate taxing authorities.

2.	VALUATION

2.1.    For purposes of paragraph 1.1(a), Target’s net value shall be (a) the value of the Assets computed immediately after the close of regular trading on the New York Stock Exchange (“NYSE”) and Target’s declaration of dividends and/or other distributions, if any, on the date of the Closing (“Valuation Time”), using the valuation procedures set forth in the Target Investment Company’s then-current prospectus and statement of additional information (“Pro/SAI”) including Target and valuation procedures established by its Board (collectively, “Valuation Procedures”), less (b) the amount of the Liabilities at the Valuation Time.

2.2.    For purposes of paragraph 1.1(a), the NAV per share of each class of Acquiring Portfolio Shares shall be computed at the Valuation Time, using the Valuation Procedures.

2.3.    All computations pursuant to paragraphs 2.1 and 2.2 shall be made (a) by AXA Equitable Funds Management Group, LLC (“FMG LLC”), in its capacity as each Investment Company’s administrator, or (b) in the case of securities subject to fair valuation, in accordance with the respective Valuation Procedures.

3.	CLOSING AND EFFECTIVE TIME

3.1.    Unless the Investment Companies agree otherwise (or in the case of an EQAT Reorganization EQAT determines otherwise or in the case of a VIP Reorganization VIP determines otherwise), all acts necessary to consummate the Reorganization (“Closing”) shall be deemed to occur simultaneously as of immediately after the close of business (4:00 p.m., Eastern Time) on June 5, 2020, in the case of the Reorganizations in which CharterSM Aggressive Growth Portfolio, CharterSM Growth Portfolio, CharterSM Moderate Growth Portfolio, and CharterSM Moderate Portfolio are the Targets, or on June 12, 2020, in the case of the Reorganizations in which EQ/Templeton Global Equity Managed Volatility Portfolio and CharterSM Conservative Portfolio are the Targets, or a later date as to which they agree (“Effective Time”). If, at or immediately before the Valuation Time, (a) the NYSE or another primary trading market for portfolio securities of either Portfolio (each, an “Exchange”) is closed to trading or trading thereon is restricted or (b) trading or the reporting of trading on an Exchange or elsewhere is disrupted, so that, in either Board’s (or, in the case of an EQAT Reorganization, EQAT’s Board’s; or, in the case of a VIP Reorganization, VIP’s Board’s) judgment, accurate appraisal of the value of either Portfolio’s net assets and/or the NAV per share of either class of Acquiring Portfolio Shares is impracticable, the date of the Closing (and, therefore, the Valuation Time and the Effective Time) shall be postponed until the first business day on which that Exchange is open for regular trading after the day when that trading has been fully resumed and that reporting has been restored. The Closing shall be held at the Investment Companies’ offices or at another place as to which they agree.

3.2.    The Investment Companies shall direct the custodian of the Portfolios’ assets to deliver at the Closing a certificate of an authorized officer (“Certificate”) stating that (a) the Assets it holds will be transferred to Acquiring Portfolio at the Effective Time and (b) all necessary taxes in connection with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.

3.3.    The Target Investment Company shall direct its transfer agent to deliver to Acquiring Portfolio Investment Company at or immediately after the Closing a Certificate stating that its records contain (a) the name, address, and taxpayer identification number of each Shareholder, (b) the number of full and fractional shares in each outstanding class of Target Shares each Shareholder owns, and (c) the dividend reinvestment elections, if any, applicable to each Shareholder, all at the Effective Time.

3.4.    Acquiring Portfolio Investment Company shall direct its transfer agent to deliver to the Target Investment Company, (a) at the Closing, a confirmation, or other evidence satisfactory to the Target Investment Company, that the Acquiring Portfolio Shares to be issued to Target pursuant to paragraph 1.1(a) have been credited to Target’s account on Acquiring Portfolio’s shareholder records and (b) at or as soon as reasonably practicable after the Closing, a Certificate as to the opening of accounts on those records in the names of the Shareholders (except Shareholders in whose names accounts thereon already exist).

3.5.    Each Investment Company in a VIP-EQAT Reorganization shall deliver to the other at the Closing (a) a Certificate in form and substance satisfactory to the recipient and dated the Effective Time, to the effect that the representations and warranties it made herein are true and correct at the Effective Time except as they may be affected by the transactions contemplated hereby and (b) bills of sale, checks, assignments, share certificates, receipts, and/or other documents the other Investment Company or its counsel reasonably requests.

4.	REPRESENTATIONS AND WARRANTIES

4.1.    The Target Investment Company, on Target’s behalf, represents and warrants to the Acquiring Portfolio Investment Company, on Acquiring Portfolio’s behalf, as follows:

4.1.1.    The Target Investment Company (a) is a statutory trust that is duly organized, validly existing, and in good standing under the laws of the State of Delaware (a “Delaware Statutory Trust”), and its Certificate of Trust has been duly filed in the office of the Secretary of State thereof, (b) is duly registered under the 1940 Act as an open-end management investment company, which registration is in full force and effect, and (c) has the power to own all its properties and assets and to carry on its business described in its current registration statement on Form N-1A;

4.1.2.    Target is a duly established and designated series thereof;

4.1.3.    The execution, delivery, and performance hereof have been duly authorized at the date hereof by all necessary action on the part of the Target Investment Company’s Board, which has made the determinations required by Rule 17a-8(a) under the 1940 Act; and this Agreement constitutes a valid and legally binding obligation of the Target Investment Company, with respect to Target, enforceable in accordance with its terms, except as they may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and similar laws affecting the rights and remedies of creditors generally and by general principles of equity;

4.1.4.    At the Effective Time, the Target Investment Company, on Target’s behalf, will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver the Assets hereunder free of any liens or other encumbrances (except securities that are subject to “securities loans,” as referred to in section 851(b)(2), or are restricted to resale by their terms); and on delivery and payment for the Assets, Acquiring Portfolio Investment Company, on Acquiring Portfolio’s behalf, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933, as amended (“1933 Act”);

4.1.5.    The Target Investment Company, with respect to Target, is not currently engaged in, and its execution, delivery, and performance hereof and consummation of the Reorganization will not result in, (a) a conflict with or material violation of any provision of Delaware law, VIP’s Agreement and Declaration of Trust, as amended (“VIP Declaration”) (in the case of a VIP Reorganization or VIP-EQAT Reorganization) or

EQAT’s Second Amended and Restated Agreement and Declaration of Trust (“EQAT Declaration”) (in the case of an EQAT Reorganization or VIP-EQAT Reorganization) (each, a “Declaration”) or Bylaws, or any agreement, indenture, instrument, contract, lease, or other undertaking (each, an “Undertaking”) to which the Target Investment Company, with respect to Target or on its behalf, is a party or by which it is bound or (b) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which the Target Investment Company, with respect to Target or on its behalf, is a party or by which it is bound;

4.1.6.    At or before the Effective Time, either (a) all material contracts and other commitments of or applicable to Target (other than this Agreement and certain investment contracts, including options, futures, forward contracts, and swap agreements) will terminate or (b) provision for discharge, and/or Acquiring Portfolio’s assumption, of any liabilities of Target thereunder will be made, without either Portfolio’s incurring any liability or penalty with respect thereto and without diminishing or releasing any rights the Target Investment Company, on Target’s behalf, may have had with respect to actions taken or omitted or to be taken by any other party thereto before the Closing;

4.1.7.    No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to the Target Investment Company’s knowledge, threatened against the Target Investment Company, with respect to Target or any of its properties or assets attributable or allocable to Target, that, if adversely determined, would materially and adversely affect Target’s financial condition or the conduct of its business; and the Target Investment Company, on Target’s behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects Target’s business or the Target Investment Company’s ability to consummate the transactions contemplated hereby;

4.1.8.    Target’s Statement of Assets and Liabilities, Portfolio of Investments, Statement of Operations, and Statement of Changes in Net Assets (each, a “Statement”) at and for the fiscal year (in the case of the last Statement, for the two fiscal years) ended December 31, 2019, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm (“PwC”), and are in accordance with generally accepted accounting principles consistently applied in the United States (“GAAP”); those Statements (copies of which the Target Investment Company, has furnished to Acquiring Portfolio Investment Company) present fairly, in all material respects, Target’s financial condition at that date in accordance with GAAP and the results of its operations and changes in its net assets for the period(s) then ended; and, to the Target Investment Company’s management’s best knowledge and belief, there are no known contingent liabilities of Target required to be reflected on a Statement of Assets and Liabilities (including the notes thereto) in accordance with GAAP at that date that are not disclosed therein;

4.1.9.    Since December 31, 2019, there has not been any material adverse change in Target’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by Target of indebtedness maturing more than one year from the date that indebtedness was incurred; for purposes of this representation and warranty, a decline in Target’s NAV due to declines in market values of securities Target holds, the discharge of Target’s liabilities, or the redemption of Target Shares by its shareholders will not constitute a material adverse change;

4.1.10.    All federal, state, and local tax returns, dividend reporting forms, and other tax-related reports (collectively, “Returns”) of Target required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) will have been timely filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns will have been paid or provision will have been made for the payment thereof (except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect); to the best of the Target Investment Company’s knowledge, no such Return is currently under audit and no assessment has been asserted with respect to those Returns; and Target (a) is in compliance in all material respects with all applicable Regulations pertaining to (1) the reporting of dividends and other distributions on and redemptions of its shares, (2) withholding in respect thereof, and (3) shareholder basis reporting, (b) has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld, and (c) is not liable for any material penalties that could be imposed thereunder;

4.1.11.    Target is not classified as a partnership, and instead is classified as an association that is taxable as a corporation, for federal tax purposes and either has elected the latter classification by filing Form 8832 with the Internal Revenue Service (“IRS”) or is a “publicly traded partnership” (as defined in section 7704(b)) that is treated as a corporation; Target is an “investment company” (as defined in section 368(a)(2)(F)(iii)) and a “fund” (as defined in section 851(g)(2), eligible for treatment under section 851(g)(1)); Target has elected to be a “regulated investment company” under Part I of Subchapter M of Chapter 1 of Subtitle A of the Code (“Subchapter M”) (“RIC”); for each taxable year of its operation (including the taxable year that will end at the Effective Time (“current year”)), Target has met (and for the current year will meet) the requirements of Subchapter M for qualification and treatment as a RIC and has been (and for the current year will be) eligible to and has computed (and for the current year will compute) its federal income tax under section 852; and Target has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

4.1.12.    All issued and outstanding Target Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by the Target Investment Company and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; all issued and outstanding Target

Shares will, at the Effective Time, be held by the persons and in the amounts set forth on Target’s shareholder records (as provided in the Certificate to be delivered pursuant to paragraph 3.3); and Target does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Target Shares, nor are there outstanding any securities convertible into any Target Shares;

4.1.13.    On the effective date of the Registration Statement (as defined in paragraph 4.3.1), at the time of the Shareholders Meeting (as defined in paragraph 5.2), and at the Effective Time, the Target Investment Company’s Pro/SAI including Target will (a) conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and (b) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

4.1.14.    The information to be furnished by the Target Investment Company for use in no-action letters, applications for orders, the Registration Statement, and other documents filed or to be filed with any federal, state, or local regulatory authority (including the Financial Industry Regulatory Authority, Inc. (“FINRA”)) that may be necessary in connection with the transactions contemplated hereby will be accurate and complete in all material respects, will comply in all material respects with federal securities laws and other laws and regulations, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

4.1.15.    The Acquiring Portfolio Shares to be delivered to Target hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof; and

4.1.16.    The Declaration permits the Target Investment Company to vary its shareholders’ investment; the Target Investment Company does not have a fixed pool of assets — each series thereof (including Target) is a managed portfolio of securities, and FMG LLC and each investment sub-adviser thereof have the authority to buy and sell securities for it.

4.2.    The Acquiring Portfolio Investment Company, on Acquiring Portfolio’s behalf, represents and warrants to the Target Investment Company, on Target’s behalf, as follows:

4.2.1.    Acquiring Portfolio Investment Company (a) is a Delaware Statutory Trust, and its Certificate of Trust has been duly filed in the office of the Secretary of State of Delaware, (b) is duly registered under the 1940 Act as an open-end management investment company, which registration is in full force and effect, and (c) has the power to own all its properties and assets and to carry on its business described in its current registration statement on Form N-1A;

4.2.2.    Acquiring Portfolio is a duly established and designated series of Acquiring Portfolio Investment Company;

4.2.3.    The execution, delivery, and performance hereof have been duly authorized at the date hereof by all necessary action on the part of Acquiring Portfolio Investment Company’s Board, which has made the determinations required by Rule 17a-8(a) under the 1940 Act; and this Agreement constitutes a valid and legally binding obligation of Acquiring Portfolio Investment Company, with respect to Acquiring Portfolio, enforceable in accordance with its terms, except as they may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and similar laws affecting the rights and remedies of creditors generally and general principles of equity;

4.2.4.    No consideration other than Acquiring Portfolio Shares (and Acquiring Portfolio’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

4.2.5.    Acquiring Portfolio Investment Company, with respect to Acquiring Portfolio, is not currently engaged in, and its execution, delivery, and performance hereof and consummation of the Reorganization will not result in, (a) a conflict with or material violation of any provision of Delaware law, the Acquiring Portfolio Investment Company Declaration or Acquiring Portfolio Investment Company’s Bylaws, or any Undertaking to which Acquiring Portfolio Investment Company, with respect to Acquiring Portfolio or on its behalf, is a party or by which it is bound or (b) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which Acquiring Portfolio Investment Company, with respect to Acquiring Portfolio or on its behalf, is a party or by which it is bound;

4.2.6.    No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to Acquiring Portfolio Investment Company’s knowledge, threatened against Acquiring Portfolio Investment Company, with respect to Acquiring Portfolio or any of its properties or assets attributable or allocable to Acquiring Portfolio, that, if adversely determined, would materially and adversely affect Acquiring Portfolio’s financial condition or the conduct of its business; and Acquiring Portfolio Investment Company, on Acquiring Portfolio’s behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects Acquiring Portfolio’s business or Acquiring Portfolio Investment Company’s ability to consummate the transactions contemplated hereby;

4.2.7.    Acquiring Portfolio’s Statements at and for the fiscal year (in the case of the Statement of Changes in Net Assets, for the two fiscal years) ended December 31, 2019, have been audited by PwC and are in accordance with GAAP; those Statements (copies of which Acquiring Portfolio Investment Company has furnished to Target

Investment Company) present fairly, in all material respects, Acquiring Portfolio’s financial condition at that date in accordance with GAAP and the results of its operations and changes in its net assets for the period(s) then ended; and, to Acquiring Portfolio Investment Company’s management’s best knowledge and belief, there are no known contingent liabilities of Acquiring Portfolio required to be reflected on a Statement of Assets and Liabilities (including the notes thereto) in accordance with GAAP at that date that are not disclosed therein;

4.2.8.    Since December 31, 2019, there has not been any material adverse change in Acquiring Portfolio’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by Acquiring Portfolio of indebtedness maturing more than one year from the date that indebtedness was incurred; for purposes of this representation and warranty, a decline in Acquiring Portfolio’s NAV due to declines in market values of securities Acquiring Portfolio holds, the discharge of Acquiring Portfolio’s liabilities, or the redemption of Acquiring Portfolio Shares by its shareholders will not constitute a material adverse change;

4.2.9.    All Returns of Acquiring Portfolio required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) will have been timely filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns will have been paid or provision will have been made for the payment thereof except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect; to the best of Acquiring Portfolio Investment Company’s knowledge, no such Return is currently under audit and no assessment has been asserted with respect to those Returns; and Acquiring Portfolio (a) is in compliance in all material respects with all applicable Regulations pertaining to (1) the reporting of dividends and other distributions on and redemptions of its shares, (2) withholding in respect thereof, and (3) shareholder basis reporting, (b) has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld, and (c) is not liable for any material penalties that could be imposed thereunder;

4.2.10.    Acquiring Portfolio is not classified as a partnership, and instead is classified as an association that is taxable as a corporation, for federal tax purposes and either has elected the latter classification by filing Form 8832 with the IRS or is a “publicly traded partnership” (as defined in section 7704(b)) that is treated as a corporation; Acquiring Portfolio is an “investment company” (as defined in section 368(a)(2)(F)(iii)) and a “fund” (as defined in section 851(g)(2), eligible for treatment under section 851(g)(1)); Acquiring Portfolio has elected to be a RIC; for each taxable year of its operation (including the taxable year that includes the Effective Time (“current year”)), Acquiring Portfolio has met (and for the current year will meet) the requirements of Subchapter M for qualification and treatment as a RIC and has been (and for the current year will be) eligible to and has computed (and for the current year will compute) its federal income tax under section 852; Acquiring Portfolio will continue to meet all those requirements for the current year and intends to continue to do so, and to continue to be eligible to and to so compute its federal income tax, for succeeding taxable years; and Acquiring Portfolio has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

4.2.11.    All issued and outstanding Acquiring Portfolio Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by Acquiring Portfolio Investment Company and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; Acquiring Portfolio does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Acquiring Portfolio Shares, nor are there outstanding any securities convertible into any Acquiring Portfolio Shares; and the Acquiring Portfolio Shares to be issued and delivered to Target, for the Shareholders’ accounts, pursuant to the terms hereof, (a) will have been duly authorized by Acquiring Portfolio Investment Company and duly registered under the federal securities laws (and appropriate notices respecting them will have been duly filed under applicable state securities laws) at the Effective Time and (b) when so issued and delivered, will be duly and validly issued and outstanding Acquiring Portfolio Shares, fully paid and non-assessable by Acquiring Portfolio Investment Company;

4.2.12.    On the effective date of the Registration Statement, at the time of the Shareholders Meeting, and at the Effective Time, (a) Acquiring Portfolio Investment Company’s Pro/SAI including Acquiring Portfolio will conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and (b) that Pro/SAI and the prospectus included in the Registration Statement will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing will not apply to statements in or omissions from that prospectus made in reliance on and in conformity with information furnished by the Target Investment Company for use therein;

4.2.13.    The information to be furnished by Acquiring Portfolio Investment Company for use in no-action letters, applications for orders, the Registration Statement, and other documents filed or to be filed with any federal, state, or local regulatory authority (including FINRA) that may be necessary in connection with the transactions contemplated hereby will be accurate and complete in all material respects, will comply in all material respects with federal securities laws and other laws and regulations, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

4.2.14.    The Acquiring Portfolio Investment Company Declaration permits Acquiring Portfolio Investment Company to vary its shareholders’ investment; Acquiring Portfolio Investment Company does not have a fixed pool of assets — each series thereof (including Acquiring Portfolio) is a managed portfolio of securities, and FMG LLC and each investment sub-adviser thereof have the authority to buy and sell securities for it.

4.3.    Each Investment Company, on its Portfolio’s behalf, represents and warrants to the other Investment Company, on its Portfolio’s behalf, as follows:

4.3.1.    No governmental consents, approvals, or authorizations (collectively, “consents”) or filings are required under the 1933 Act, the Securities Exchange Act of 1934, as amended, the 1940 Act, or state securities laws, and no consents or orders of any court are required, for its execution, delivery, and performance hereof on its Portfolio’s behalf, except for (a) Acquiring Portfolio Investment Company’s filing with the Commission of a registration statement on Form N-14 relating to the Acquiring Portfolio Shares issuable hereunder, and any supplement or amendment thereto, including therein a prospectus and proxy statement (“Registration Statement”), and a post-effective amendment to Acquiring Portfolio Investment Company’s registration statement on Form N-1A and (b) consents, filings, and orders that have been made or received or may be required after the Effective Time;

4.3.2.    The fair market value of the Acquiring Portfolio Shares each Shareholder receives will be approximately equal to the fair market value of its Target Shares it actually or constructively surrenders in exchange therefor; and

4.3.3.    There will be no dissenters to the Reorganization under the applicable provisions of Delaware law, and Acquiring Portfolio will not pay cash in lieu of fractional Acquiring Portfolio Shares in connection with the Reorganization.

5.	COVENANTS

5.1.    Each Investment Company covenants to operate its Portfolio’s business in the ordinary course between the date hereof and the Closing, it being understood that:

(a)    such ordinary course will include declaring and paying customary dividends and other distributions and changes in operations contemplated by each Portfolio’s normal business activities; and

(b)    each Portfolio will retain exclusive control of the composition of its portfolio until the Closing.

5.2.    The Target Investment Company covenants to call and hold a meeting of Target’s shareholders to consider and act on this Agreement and to take all other action necessary to obtain approval of the transactions contemplated hereby (“Shareholders Meeting”).

5.3.    The Target Investment Company covenants that it will assist the Acquiring Portfolio Investment Company in obtaining information the Acquiring Portfolio Investment Company reasonably requests concerning the beneficial ownership of Target Shares.

5.4.    The Target Investment Company covenants that it will turn over its books and records regarding Target (including all tax books and records and all books and records required to be maintained under the 1940 Act and the rules and regulations thereunder) to the Acquiring Portfolio Investment Company at the Closing.

5.5.    Each Investment Company covenants to cooperate with the other in preparing the Registration Statement in compliance with applicable federal and state securities laws.

5.6.    Each Investment Company covenants that it will, from time to time, as and when requested by the other Investment Company, execute and deliver or cause to be executed and delivered all assignments and other instruments, and will take or cause to be taken all further action, the other Investment Company deems necessary or desirable in order to vest in, and confirm to, (a) Acquiring Portfolio Investment Company, on Acquiring Portfolio’s behalf, title to and possession of all the Assets, and (b) the Target Investment Company, on Target’s behalf, title to and possession of the Acquiring Portfolio Shares to be delivered hereunder, and otherwise to carry out the intent and purpose hereof.

5.7.    The Acquiring Portfolio Investment Company covenants to use all reasonable efforts to obtain the consents required by the 1933 Act, the 1940 Act, and applicable state securities laws it deems appropriate to continue Acquiring Portfolio’s operations after the Effective Time.

5.8.    The Target Investment Company covenants to distribute all the Acquiring Portfolio Shares it receives in the Reorganization to the Shareholders in complete liquidation of Target.

5.9.    Subject to this Agreement, each Investment Company covenants to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable to consummate and effectuate the transactions contemplated hereby.

6.	CONDITIONS PRECEDENT

Each Investment Company’s obligations hereunder shall be subject to (a) the other Investment Company’s performance of all its obligations to be performed hereunder at or before the Closing, (b) all representations and warranties of the other Investment Company contained herein being true and correct in all material respects at the date hereof and, except as they may be affected by the transactions contemplated hereby, at the Effective Time, with the same force and effect as if made at that time (except that clauses (a) and (b) shall not apply in the case of an EQAT Reorganization or a VIP Reorganization), and (c) the following further conditions that, at or before that time:

6.1.    This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by both Boards and by Target’s shareholders at the Shareholders Meeting (including any adjournments or postponements thereof);

6.2.    All necessary filings shall have been made with the Commission and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the Investment Companies to carry out the transactions contemplated hereby; the Registration Statement shall have become effective under the 1933 Act, no stop orders suspending the effectiveness thereof shall have been issued, and, to each Investment Company’s best knowledge, no investigation or proceeding for that purpose shall have been instituted or shall be pending, threatened, or contemplated under the 1933 Act or the 1940 Act; the Commission shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act; and all consents, orders, and permits of federal, state, and local regulatory authorities (including the Commission and state securities authorities) either Investment Company deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on either Portfolio’s assets or properties, provided that either Investment Company may for itself waive any of those conditions;

6.3.    At the Effective Time, no action, suit, or other proceeding shall be pending (or, to either Investment Company’s best knowledge, threatened to be commenced) before any court, governmental agency, or arbitrator in which it is sought to enjoin the performance of, restrain, prohibit, affect the enforceability of, or obtain damages or other relief in connection with, the transactions contemplated hereby;

6.4.    The Acquiring Portfolio Investment Company, on Acquiring Portfolio’s behalf, shall have executed and delivered at or before the Closing a Certificate confirming that the Acquiring Portfolio Investment Company, on Acquiring Portfolio’s behalf, assumes all of the Liabilities; and

6.5.    At any time before the Closing, either Investment Company may waive any of the foregoing conditions (except that set forth in paragraph 6.1) if, in the judgment of its Board, that waiver will not have a material adverse effect on its Portfolio’s shareholders’ interests.

7.	BROKERAGE FEES AND EXPENSES

7.1.    Each Investment Company represents and warrants to the other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

7.2.    The expenses of the Reorganizations shall be borne by all the Targets in proportion to their respective numbers of Contract holder accounts at the Effective Time, except that (a) no Target shall bear any brokerage or similar expenses incurred by or for the benefit of another Portfolio in connection with the Reorganization, which shall be borne by the Portfolio that directly incurs them, and (b) expenses shall be paid by the Portfolio directly incurring them if and to the extent that the payment thereof by another person would result in that Portfolio’s disqualification as a RIC.

8.	ENTIRE AGREEMENT; NO SURVIVAL

Neither Investment Company has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement between the Investment Companies. The representations, warranties, and covenants contained herein or in any document delivered pursuant hereto or in connection herewith shall not survive the Closing.

9.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time at or before the Closing:

9.1.    By either Investment Company (a) in the event of the other Investment Company’s material breach of any representation, warranty, or covenant contained herein to be performed at or before the Closing, (b) if a condition to its obligations has not been met and it reasonably appears that that condition will not or cannot be met, (c) if a governmental body issues an order, decree, or ruling having the effect of permanently enjoining, restraining, or otherwise prohibiting consummation of the Reorganization, or (d) if the Closing has not occurred on or before December 31, 2020, or another date to which the Investment Companies agree; or

9.2.    By the Investment Companies’ mutual agreement.

In the event of termination under paragraphs 9.1(c) or (d) or 9.2, neither Investment Company (nor its trustees, officers, or shareholders) shall have any liability to the other Investment Company.

10.	AMENDMENTS

In the case of a VIP-EQAT Reorganization, the Investment Companies may amend, modify, or supplement this Agreement at any time in any manner they mutually agree on in writing, and in the case of an EQAT Reorganization, EQAT’s Board may do so, and in the case of a VIP Reorganization, VIP’s Board may do so, notwithstanding Target’s shareholders’ approval hereof; provided that, following that approval, no such amendment, modification, or supplement shall have a material adverse effect on the Shareholders’ interests.

11.	MISCELLANEOUS

11.1.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

11.2.    Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than each Investment Company, on its Portfolio’s behalf, and their respective successors and assigns any rights or remedies under or by reason hereof.

11.3    Notice is hereby given that this instrument is executed and delivered on behalf of each Investment Company’s trustees solely in their capacities as trustees, and not individually, and that each Investment Company’s obligations under this instrument are not binding on or enforceable against any of its trustees, officers, shareholders, or series other than its Portfolio but are only binding on and enforceable against its property attributable to and held for the benefit of its Portfolio (“Portfolio’s Property”) and not its property attributable to and held for the benefit of any other series thereof. Each Investment Company, in asserting any rights or claims hereunder on its or its Portfolio’s behalf, shall look only to the other Portfolio’s Property in settlement of those rights or claims and not to the property of any other series of the other Investment Company or to those trustees, officers, or shareholders.

11.4    Any term or provision hereof that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms and provisions hereof in any other jurisdiction.

11.5.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been executed by each Investment Company and delivered to the other Investment Company. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first written above.

EQ ADVISORS TRUST, on behalf of its series listed on Schedule A

By:	/s/ Michal Levy
Name:	Michal Levy
Title:	Senior Vice President

EQ PREMIER VIP TRUST (formerly known as AXA Premier VIP Trust), on behalf of its series listed on Schedule A

By:	/s/ Michal Levy
Name:	Michal Levy
Title:	Senior Vice President

SCHEDULE A

TARGETS	ACQUIRING PORTFOLIOS
(Series of EQAT)	(Series of EQAT)

EQ/Templeton Global Equity Managed Volatility Portfolio Class IA, Class IB, Class K	1290 VT SmartBeta Equity Portfolio Class IB, Class IB, Class K

(Series of VIP)	(Series of EQAT)

CharterSM Aggressive Growth Portfolio Class B	EQ/All Asset Growth Allocation Portfolio (formerly known as All Asset Growth - Alt 20 Portfolio) Class IB

CharterSM Growth Portfolio Class B	EQ/All Asset Growth Allocation Portfolio (formerly known as All Asset Growth - Alt 20 Portfolio) Class IB

CharterSM Moderate Growth Portfolio Class B	EQ/All Asset Growth Allocation Portfolio (formerly known as All Asset Growth - Alt 20 Portfolio) Class IB

CharterSM Moderate Portfolio Class B	EQ/All Asset Growth Allocation Portfolio (formerly known as All Asset Growth - Alt 20 Portfolio) Class IB

(Series of VIP)	(Series of VIP)

CharterSM Conservative Portfolio Class B	EQ/Conservative Allocation Portfolio Class B